SHAREHOLDER
MEETINGS

On March 20, 2003, the Annual Meeting of the Fund was held to elect eleven Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund.

Proxies covering 6,919,966 shares of beneficial interest were voted at the meetings.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                                  WITHHELD
                                     FOR                          AUTHORITY
Dennis S. Aronowitz                  6,806,180                    113,786
Richard P. Chapman, Jr.              6,816,723                    103,243
William Cosgrove                     6,810,418                    109,548
John M. DeCiccio                     6,770,001                    149,965
Richard Farrell                      6,810,292                    109,674
Maureen Ford Goldfarb                6,814,648                    105,318
William F. Glavin                    6,801,223                    118,743
John A. Moore                        6,809,036                    110,930
Patti McGill Peterson                6,810,787                    109,179
John W. Pratt                        6,807,234                    112,732

The shareholders also ratified the Trustees' selection of PricewaterhouseCoopers LLP as the Fund's independent auditors for the fiscal year ending December 31, 2003, with the votes tabulated as follows: 6,770,743 FOR, 45,600 AGAINST and 103,621 ABSTAINING.